UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005

E*TRADE Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

135 East 57th Street New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(646) 521-4300

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 28, 2005, E*TRADE Financial Corporation, a Delaware corporation (“E*TRADE”), entered into a Sale and Purchase Agreement (the “Agreement”) with J.P. Morgan Invest Inc., a Delaware corporation (the “Seller”), and JPMorgan Chase & Co., a Delaware corporation (the “Seller Parent”). Under the terms of and subject to the conditions set forth in the Agreement, E*TRADE agreed to acquire the BrownCo on-line brokerage business conducted by J.P. Morgan Invest, LLC (the “Company”) from the Seller for approximately $1.6 billion in cash.

The Agreement

Pursuant to the terms of the Agreement, at the closing, E*TRADE will acquire all of the limited liability company interests in the Company from the Seller. Certain client accounts and related assets and technology assets of the Company will not be included in the sale and will be transferred to an affiliate of the Seller at or prior to the closing.

E*TRADE, the Seller and the Seller Parent have made customary representations, warranties and covenants in the Agreement, including, among others, covenants to conduct the Company’s business in the ordinary course consistent with past practice during the interim period between the execution of the Agreement and the consummation of the transaction. In addition, the parties have made certain additional customary covenants, including, among others, covenants (i) governing access to the books and records and customer information relating to the business, (ii) restricting the Seller and its affiliates from conducting certain competing businesses for a specified period post-closing, (iii) governing the level of employee benefits to be provided to the Company’s employees following the closing and (iv) for the parties to use their reasonable best efforts to take all actions necessary to consummate the transaction, including obtaining all regulatory approvals.

The consummation of the transaction is subject to customary conditions, including (i) the termination or expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any injunction, restraining order or decree of a governmental authority preventing the closing, (iii) obtaining certain consents and approvals from governmental authorities, (iv) subject to certain exceptions, the accuracy of the representations and warranties of each party and (v) material compliance of each party with its obligations, covenants and agreements.

The Agreement contains customary termination rights for both E*TRADE and the Seller and the Seller Parent, as well as customary reciprocal post-closing indemnities.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated in this report by reference.

A copy of the press release announcing the execution of the Agreement is attached as Exhibit 99.1 and is incorporated in this report by reference.

Cautionary Statements

The Agreement has been included to provide investors with information regarding its terms. Except for their status as the contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described above, the Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the Agreement are qualified, including by information in the schedules referenced in the Agreement that the Seller delivered in connection with the execution of the Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 2.1	Sale and Purchase Agreement, dated September 28, 2005

Exhibit 99.1	Press Release, dated September 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, E*TRADE has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

By:	/s/ Russell S. Elmer
Name:	Russell S. Elmer
Title:	General Counsel and Corporate Secretary

Date: October 3, 2005